RYAN'S FAMILY STEAK HOUSES, INC.
                  JANUARY SALES INFORMATION

                      -----------------

Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 5-week period  ended
February  3,  1999 ("January") decreased by  0.4%.   Details
follow:

                                      January 1999
                                      (Unaudited)

  Total sales                       $55,640,000
  Increase from prior year                +2.1%

  Average unit sales:
  Same-store (open at least 18 mos.)      -0.4%
  All-store (all Ryan's units)            -1.4%

Management noted that January's results were adversely impacted by severe winter weather throughout much of the Company's operating regions during the first two weeks of the period. In addition, Super Bowl Sunday affected the fifth week of January 1999 compared to the fourth week of January 1998. Accordingly, available data makes it virtually impossible to extrapolate a "normal" operating trend for the month.

At  February  3,  1999, the Company owned and  operated  280
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on March 3, 1999.